Exhibit 10.7

August 7, 2012

HECTOR M. ABSI, Jr.

Dear Hector:

I am pleased to offer you the position of Sr. VP of Commercial Operations, with Marrone Bio Innovations, Inc. (the “Company”), reporting to CEO, Pam Marrone. Your start date is September 4th, 2012. Your first six months on the job will be considered an introductory period. You will receive a salary of $205,000.00 on an annualized basis. The Company will also grant you an option to purchase 250,000 shares to be approved, at a price by the Board of Directors. The option will vest over a period of four (4) years. One year from the date of grant of the shares, 25% of the total shares will be vested. Such option will continue vest over the remaining 3 years on a pro rata basis equally each month over the period following the date of grant (2.083% per month over 36 months).

You are also eligible for the company’s bonus plan, which changes from year to year, based on company and individual goals. This bonus is typically a combination of stock options and cash and can be up to 40% of your salary. For achievement of sales goals above targeted numbers, you could earn an additional bonus in cash or options (which requires approval of the Board of Directors on an annual basis). You will also be granted the opportunity to earn a prorated bonus provided for the 4 months left in this calendar year starting September 4th (your start date) assuming you have started work with the company by that date. This is equivalent to 1/3 of the bonus opportunity for the rest of this calendar year, 2012.

We will also provide to you a $10,000 sign-on bonus that will be paid directly to you upon signing of this agreement. We require you to pay back the bonus if you leave the company voluntarily after 12 months or less or you decide not to start with the company for any reason after the signing of this letter until your proposed start date. You will be required to payback a prorated amount of the bonus if you leave voluntarily from 12-24 months after your start date. In recognition of the fact that you will need to relocate to the Davis, CA area from Oregon, the Company will offer you living expenses of $2,000 per month for two years from the time you start with the company. Should you leave the Company before completing 12 months of service you agree to pay back a pro rata portion of the moving expenses. Should you leave the Company before completing between 12 and 24 months of service you agree to pay back a pro rata portion of the living expenses. For example, if you were to leave after 9 months you would owe back 25% of the living expenses.

You will be eligible for the Company’s benefits programs. You become eligible for these benefits on the first day of the month following thirty (30) days of full-time employment with the company:

Hector—Offer Letter

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Medical and Dental Insurance for you. The Company will pay for 50% of your dependent premium for medical and dental insurance and you may pay the remaining 50% on a pre-tax basis under the Company’s medical plan. We will pay for your COBRA for one month if termination of your current insurance would leave a gap before MBI insurance starts.

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Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for child care and unreimbursed medical expenses.

•	Long-term Disability Insurance for you, and $50,000 in Life Insurance for you with the option to increase the amount for you and dependents.

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401(k) Plan participation. Subject to board approval, you will receive a company match of $1 for $1 for the first 3% of your salary you contribute and $0.5 for the next 2% of your salary (i.e.the maximum match is 4% if you contribute 5% of your salary).

You will be entitled to three weeks of vacation per year to start, which you will start to accrue once you begin employment.

All the benefit programs and plans are offered solely at the discretion of the Company and may be added to, deleted from, or modified at any time and for any reason. In addition to a timely response, this offer is contingent upon successfully passing a background check, which may include work references, criminal, and education credential checks. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated. You will also be required to take and pass a drug test within 24 hours of notification by the Company as a condition of employment.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer that due to the stature of your position, that if you resigned you would provide a two-week notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Pam Marrone. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

Hector—Offer Letter

2121 Second Street, Suite B-107        —        Davis, CA 95618        —        530-750-2800

I look forward to continuing to build MBI together.

Sincerely,

/s/ Pam Marrone
Pam Marrone
President/CEO

I, Hector Absi, accept the terms of this agreement.

Signature:	/s/ Hector Absi

Date Signed: 8/9/12

Hector—Offer Letter

2121 Second Street, Suite B-107        —        Davis, CA 95618        —        530-750-2800

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